UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

CHINA INSONLINE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34113	74-2559866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 42, 4F, New Henry House, 10 Ice House Street, Central, Hong Kong		N/A
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (011) 00852-25232986

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.           Entry into a Material Definitive Agreement.

On November 12, 2010, China INSOnline Corp. (the “Company”) entered into a Share Exchange Agreement with Ding Neng Holdings Limited, a British Virgin Islands holding company (“Ding Neng Holdings”), which owns (i) 100% of Ding Neng Bio-technology Co., Limited, a Hong Kong company, which owns (ii) 100% of Zhangzhou Fuhua Biomass Energy Technology Co., Ltd. (“Fuhua”), a foreign investment enterprise organized under the laws of the People’s Republic of China, or PRC, and which has, through various contractual agreements, management control and the rights to the profits of Fujian Zhangzhou Dingneng Bio-technology Co., Ltd. (“Ding Neng Bio-tech”), a corporation organized under the laws of the PRC, which engages in the production, refinement and distribution of bio-diesel fuel in southern China.  The Share Exchange Agreement provides for an acquisition transaction (the “Acquisition”) in which the Company through the issuance of shares of Common Stock representing 85% of the Common Stock issued and outstanding immediately following the closing of the Acquisition, will acquire 100% of Ding Neng Holdings.  Ding Neng Holdings indirectly owns 100% of the outstanding capital stock of Fuhua, which has, through various contractual agreements, management control and the rights to the profits of Ding Neng Bio-tech and establishes Ding Neng Bio-tech as a variable interest entity, with Fuhua as the beneficiary.

In connection with the Acquisition, Ding Neng Holdings has agreed to provide Zhenyu Wang, the Company’s chief executive officer, an employment agreement, whereby Mr. Wang will be employed by the post-acquisition entity for a term of two years at an annual salary of $150,000 and equity of the post-acquisition entity equal to 1% upon execution of the employment agreement, plus an additional 0.5% over the term of the employment agreement (0.25% after the first year and 0.25% after the second year).

The Share Exchange Agreement contains detailed provisions prohibiting each of the Company, Ding Neng Holdings and the Ding Neng Holdings shareholders from seeking an alternative transaction. These covenants generally prohibit the Company, Ding Neng Holdings and the Ding Neng Holdings shareholders, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal.

In addition to the Acquisition, the Share Exchange Agreement requires that a reverse stock split precede the completion of the Acquisition.  The reverse stock split is primarily because the NASDAQ Stock Market has indicated that based on the Company’s lack of business operations, it is categorized as a “public shell.”  Based on this status, the post-acquisition entity must meet the initial listing requirements of the NASDAQ Capital Market which requires a minimum bid price of $4.00 per share.  To assist the post-acquisition entity in meeting this minimum bid requirement, the Company will effect a reverse stock split of a ratio between 1:20 and 1:40 prior to the consummation of the Acquisition.

In addition, upon consummation of the Acquisition, the Company will file an Amended and Restated Certificate of Incorporation to change its name to China Bio-Energy Corp. to better reflect the post-acquisition entity’s business.

The parties plan to complete the Acquisition as soon as reasonably practical, provided that the conditions specified in the Share Exchange Agreement have been satisfied or waived.

Item 7.01.                      Regulation FD Disclosure.

On November 17, 2010, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Exchange Agreement dated November 12, 2010, by and among China INSOline Corp., Ding Neng Holdings Limited and the shareholders of Ding Neng Holdings Limited.

99.1	Press Release of the Company dated November 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2010

CHINA INSONLINE CORP.

By:	/s/ Zhenyu Wang
Name: Zhenyu Wang Title: Chief Executive Officer